EXHIBIT 10.4

ASSET PURCHASE AGREEMENT

BETWEEN

STEELE AND COMPANY, LP

AND

ENGLOBAL U.S., INC.

Dated as of September 7, 2012

i

ARTICLE 7 CLOSING		20

7.1	The Closing	20
7.2	Time, Date and Place of Closing	20
7.3	Purchaser’s Obligations	20
7.4	Seller’s Obligations	21
7.5	Termination of Existing Employment Agreements	21
7.6	Employees	21
7.7	Key Employees	22
7.8	Prorations and Adjustments	22

ARTICLE 8 ACTIONS AFTER CLOSING		22

8.1	Further Action	22
8.2	Further Consents to Assignment	22
8.3	Confidential Information	22
8.4	Accounts Receivable	23

ARTICLE 9 INDEMNIFICATION		23

9.1	Indemnification of Purchaser	23
9.2	Indemnification of Seller	24
9.3	Responsibility for Defense	25
9.4	Payment of Fees and Expenses	26
9.5	Right of Set-Off	26
9.6	Rights of Indemnitor and Exclusive Remedy	26
9.7	No Consequential Damages	27

ARTICLE 10 AMENDMENT, WAIVER AND TERMINATION		27

10.1	Amendment	27
10.2	Waiver	27
10.3	Extension	27
10.4	Termination	27
10.5	Effect of Termination	28
10.6	Special Remedy	28

ARTICLE 11 MISCELLANEOUS		28

11.1	Cooperation	28
11.2	Severability	29
11.3	Brokers: Expenses	29
11.4	Taxes	29
11.5	Notices	29
11.6	Assignment	30
11.7	No Third Parties	30

ii

11.8	Incorporation by Reference	30
11.9	Counterparts, Faxes and Electronic Signatures	30
11.10	Entire Agreement; Time is of the Essence	30
11.11	Interpretation	30
11.12	Survival of Representations and Covenants	31
11.13	Governing Law	31

iii

ASSET PURCHASE AGREEMENT

This Agreement is made and entered into effective as of September 7, 2012 between Steele and Company, LP, a Delaware limited partnership, (collectively referred to herein as the “Steele Group” or “Purchaser”) and ENGlobal U.S., Inc., a Texas corporation (“ENG” or “Seller”).

Background

Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and acquire from Seller, certain assets of Seller related to the operation of Seller’s “Field Solutions” business segment, including land acquisition and mid-stream inspection services (the “Business”).  Purchaser wishes to effect the Purchase of such assets in a manner that shall allow Purchaser to continue to operate the Business as it is currently operating, without being liable for, or being subject to, any liabilities of either the Business or of the Seller other than any liabilities specifically assumed by Purchaser in this Agreement.

Now, therefore, in consideration of the mutual promises and undertakings of the parties hereto, Seller on the one hand, and Purchaser, on the other hand, hereby agree as follows:

Article 1
Sale and Purchase of Assets

1.1           General.  On the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from Seller, substantially all of the assets used in connection with the Business, including but not limited to the rights, assets, interests, privileges, and properties described in subparagraphs 1.1(a) through 1.1(h) below (but excluding the Excluded Assets as hereafter defined and described) (the “Purchased Assets”):

(a)           Work in progress, business leads, transactions in negotiations, and submitted bids of the Business as of the Closing Date, rights to complete any work in Progress, any rights to complete future work under any Sales Contracts and Proposals assigned to Purchaser at the time of Closing.

(b)           All furniture, fixtures, equipment, supplies, tools, inventory, trade fixtures, vehicles, and other tangible personal property used in connection with the Business, specifically including, but not necessarily limited to, any described on Schedule 1.1(b) but excluding any described on Schedule 1.2(b);

(c)           All rights which may be assigned in and to any and all permits, approvals, qualifications, authorizations, licenses, consents, certifications or clearances and the like held or used by Seller in the conduct of the Business issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, state or local, and all applications therefore (the “Permits”), all of which will (to the extent assignable) be transferred or assigned to Purchaser at the Closing, including any described on Schedule 1.1(c) but excluding any described on Schedule 1.2(c).  In the event any such licenses, permits, certifications or the like are not transferable but are, in the good faith, reasonable and informed discretion of Purchaser, necessary or advantageous to the continuation of the Business or to the work in progress, Seller shall reasonably cooperate in any pre-closing or post-closing actions or applications to effect the assignment or transfer of same to Purchaser, or to effect the qualification of Purchaser to acquire, such license(s), permit(s), certification(s) or the like.  Any reasonable post-closing out of pocket costs associated with such efforts of Seller shall be paid by Purchaser.

(d)           All rights in and to patents, patents pending, designs, telephone numbers, post office boxes, pictures, graphics and other intellectual property used in connection with the Business, including specifically the intellectual property rights described in Schedule 1.1(d).

(e)           All of the following (each a “Contract” and collectively, the “Contracts”):

(i)           Purchase and Service Contracts.  Seller’s rights under those certain orders, contracts and commitments for the purchase of goods or services listed on Schedule 1.1(e)(i), including specifically but without limitation the contracts for subcontracted services as described on Schedule 1.1(e)(i) (collectively, the “Purchase Contracts”);

(ii)           Sales Contracts and Proposals.  Seller’s rights under orders, contracts, proposals and commitments for providing of services including specifically but without limitation all described or referred to on Schedule 1.1(e)(ii) (collectively, the “Sales Contracts and Proposals”);

(iii)           General Contracts and Commitments.  Confidentiality, non-disclosure and protective agreements; software licenses; leases; licenses (including without limitation licenses under sales agreements); warranties, arrangements, subscriptions and other contracts and agreements with respect or related to the Business (the “General Contracts”) including specifically but without limitation all described or referred to on Schedule 1.1(e)(iii); and

(f)           Books and Records.  Seller’s records or the portions thereof which are currently used for the operation of the Business, including without limitation all files, drawings, and writings which embody, describe, analyze, illustrate or otherwise pertain to work performed or to be performed for clients; bid specifications; operating records; customer lists and records, subject to any and all confidentiality agreements between Seller and said customers; potential customer lists and records; supplier lists and records; business plans; sales and promotional literature; correspondence; information describing or related to Intellectual Property and Intangible Assets of the Business; and other records, files, and papers pertaining to the Purchased Assets, to the extent necessary for Purchaser to operate the Business (collectively the “Books and Records”).  Excluded Books and Records shall be described on Schedule 1.2(f).

(g)           Prepayments and Prepaid Accounts.  All prepaid expenses including the deposits, deferred charges, advance payments, purchase rebates, product or service deposits and similar items, whether paid or made by Seller to a third party or by a third party to Seller, not including any deferred bonuses or compensation or tax credits that may be extended to any employees of Seller, which have not been fully earned by the holder thereof at the time of the Closing or which remain subject to some rights of the depositor, including any described on Schedule 1.1(g) but excluding any described on Schedule 1.2(g).

(h)           Real Property Interests.  Assignment or sublease of the office leases listed on Schedule 3.1(t)(iii).

(i)            Working Capital.  All Current Assets (other than reserve and cash accounts) and Current Liabilities existing as of the Closing Date, calculated in accordance with Section 2.1(a).  Current Assets include the following sub-ledger accounts: accounts receivable-trade, unbilled receivables-trade, and deposits.  Current Liabilities include the following sub-ledger accounts: accounts payable-trade, accrued payable-trade, accrued salaries, and accrued compensated absences (with the exception of accrued compensated absences for the Key Employees identified on Schedule 7.7).

1.2           Excluded Assets.  Notwithstanding the foregoing or anything herein to the contrary, cash accounts and cash equivalents, and the assets and property described on Schedule 1.2, if any, are not to be conveyed to Purchaser and are not included in the Purchased Assets for purposes of this Agreement and shall remain the property of Seller after Closing.

Article 2
Purchase Price

2.1           Purchase Price.  The purchase price for the Purchased Assets (the “Purchase Price”) shall equal a cash payment for the amount of Net Working Capital held by Seller on the Closing Date, subject to the procedure described in subsection (a) below to estimate and adjust the payment amount, together with a promissory note for five million dollars ($5,000,000.00) as described in subsection (b) below.

(a) Determination of Estimated Net Working Capital.
(i) No later than three (3) business days prior to the Closing, Seller shall provide to Purchaser (i) an estimated balance sheet of Seller prepared in accordance with the books and records of the Seller as of the Closing, (ii) Sellers good faith calculation of the Net Working Capital as of the date of such balance sheet (the “Estimated Net Working Capital”), and (iii) reasonable access during normal business hours and without undue disruption of the Business to the appropriate Seller personnel and all supporting financial statements, work sheets and other documentation used to determine the Estimated Net Working Capital that are reasonably requested by Purchaser.  As promptly as practicable but not later than one (1) Business Day prior to the Closing, Purchaser will identify any adjustments that it reasonably believes are required to such statements delivered by Seller.  If Seller disputes any such adjustments, Purchaser and Seller will use all commercially reasonable efforts to resolve such dispute, after which Seller will re-deliver to Purchaser the statements with such adjustments as the parties have agreed are appropriate.

(ii) On the Closing Date, Purchaser shall pay to Seller an amount equal to the Estimated Net Working Capital (as adjusted), as a cash payment.

(iii) Within fourteen days after Closing, Purchaser and Seller shall determine the Final Net Working Capital Amount, fully reconciled to the sub-ledgers identified in Section 1.1(i), and Purchaser and Seller shall adjust the Purchase Price accordingly.  In the event the Final Net Working Capital Amount is less than the Estimated Net Working Capital, Seller shall pay the difference to the Purchaser in cash, within thirty days after the Closing Date.  In the event the Final Net Working Capital is greater than the Estimated Working Capital, the Purchaser shall pay the difference to the Seller in cash, within thirty days after the Closing Date.

(iv) In the event there is a dispute between the parties as to the amount of the Final Net Working Capital Amount, the procedures for a dispute resolution contained in Section 9.5 shall apply.

(b)           Purchaser’s promissory note shall be secured by a second lien position for the Assets of the Business operation, bear interest at 8% per annum, and shall be payable in four (4) installments, with 25% of the remaining principal balance and interest paid at the end of year one, 33% of the remaining principal balance and interest paid at the end of year two, 50% of the remaining principal balance and interest paid at the end of year three, and the remaining principal and interest paid at the end of year four (the “Promissory Note”).  Seller agrees to take all reasonable post-closing steps necessary, if any, to subordinate its claims to the Assets of the Business to any senior lender.

2.2           Liabilities.  Purchaser and Seller agree that, Purchaser, by entering into this Agreement and consummating the transactions contemplated hereby, is not assuming or agreeing to pay, perform or discharge or otherwise become liable for any obligation or liability of Seller (regardless of whether such matter is disclosed on any schedule hereto), other than the obligations and liabilities of Seller set forth on Schedule 2.2 (such liabilities set forth on Schedule 2.2 are herein called the “Assumed Liabilities”), and Purchaser shall not assume any Assumed Liabilities prior to the Closing Date.  Purchaser shall assume those obligations arising out of Purchaser’s ownership of the Assets or operation of the Business after Closing.  Without limiting the generality of the foregoing, Purchaser shall not assume any indebtedness, obligation or liability for any litigation matter or other third party claim arising from the conduct of the Business prior to the Closing Date, including, without limitation, any Litigation Matter (as defined herein), regardless of whether such matter is disclosed on any schedule hereto.

2.3           Allocation of Purchase Price.  Purchaser and Seller agree that the Purchase Price of the Business will be allocated between fixed assets and intangible assets in a mutually agreeable manner.  Such allocation will be determined prior to the Closing Date, and documented by the parties as an amendment to this Agreement.

Article 3
Representations and Warranties

3.1           Representations and Warranties of Seller.  Seller, to the best of its knowledge hereby represents and warrants to Purchaser that, both as of the date hereof (unless otherwise noted) and as of the Closing Date:

(a)           Organization and Existence.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, has the full power and authority (corporate and otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases, and is qualified to do business as a foreign corporation in every jurisdiction in which such qualification is required and where the failure to be so qualified or in good standing would have a material adverse effect on the Purchased Assets or the Business.

(b)           Authority.

(i)           Authority of Seller Regarding Agreement.  With the exception of the third party consents listed on Schedule 3.1(p)(iii), Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(ii)           Authority of Seller Regarding Seller Documents.  With the exception of the third party consents listed on Schedule 3.1(p)(iii), Seller has all requisite power, authority and legal capacity to execute and deliver each agreement, document, or instrument or certificate to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”) and to consummate the transactions contemplated thereby.  Each of the Seller Documents will be, at or prior to Seller’s execution and delivery thereof, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Seller Documents when so executed and delivered will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity,  including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)           Liens and Encumbrances.

(i)            Except as described in Schedule 3.1(c)(i), Seller has good and indefeasible title to the Purchased Assets, free and clear of any lien, claim, charge, encumbrance or other right of any third party and Permitted Encumbrances.

As used herein “Permitted Encumbrances” means (i) liens for current taxes and assessments not yet due and payable, including, but not limited to, liens for non-delinquent ad valorem or personal property taxes, non-delinquent statutory liens arising other than by reason of any default on the part of Seller, (ii) such encumbrances or minor imperfections of title as do not in any material respect detract from the value, and do not interfere with the present use, of the property subject thereto, (iii) liens, for which payment for the goods or services is not past due, imposed by laws, such as carrier’s, warehousemen’s or mechanic’s liens incurred in good faith in the ordinary course of business, and (iv) liens and encumbrances related to any liability and/or obligation to be assumed by Purchaser hereunder.

(d)          Improvements, Fixtures and Equipment.

(i)Seller has good and indefeasible title to all of the items of tangible personal property listed on Schedule 1.1(b), free and clear of any and all liens except as disclosed on Schedule 3.1(c) and Permitted Encumbrances.  The improvements, fixtures and equipment, with the exception of those either obsolete or not currently in use, are sold in reasonably good repair and fit for the uses for which intended, ordinary wear and tear excepted.

(ii)Schedules 1.1(b) and 1.1(e)(iii) sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used in the Business or to which the Business is a party or by which the properties or assets of the Business is bound.  The Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.  The personal property which is subject to such Personal Property Leases is provided AS IS.

(iii)The Business has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no material default under any Personal Property Lease by the Business or, to the knowledge of Seller, by any party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by Seller.

(e)           Intellectual Property and Intangible Assets.  Schedules 1.1(d) include all Intellectual Property that will be transferred to Purchaser.  To Seller’s knowledge, Seller has ownership of and good and indefeasible title to all of the Intellectual Property included in the Purchased Assets (subject to the rights of licensors and licensees under software licenses), and Seller has (and after Closing Purchaser will have) the right to use and exploit all Intellectual Property included in the Purchased Assets.  After Closing Purchaser will have the sole and exclusive right (except as disclosed on Schedule 1.1 (d)) to use and exploit all Intellectual Property listed as Seller Developed Software on Schedule 1.1(d) without infringing upon or otherwise violating the rights of any other person, and no consent, approval or authorization of any other person will be required for the use or exploitation by the Purchaser after Closing of the Seller Developed Software.  To Seller’s knowledge, each item of Intellectual Property included in the Purchased Assets is existing and valid and all rights therein are enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).  There is no claim pending or, to the knowledge of Seller, threatened against Seller, and there are no conditions or circumstances known to Seller, which draws or may draw into question any right of Seller (and after Closing, of Purchaser) to use or exploit the Intellectual Property included in the Purchased Assets, and Seller is not aware of any basis for such a claim or of conditions or circumstances which may be a basis for such a claim.  There is no license, assignment, agreement or other instrument to which Seller is a party, other than the Contracts, or by which it or the Purchased Assets are bound, relating to the ownership, use or exploitation by it of any Intellectual Property used in connection with, or otherwise directly related to, the Business.  Seller makes no warranties regarding the quality or fitness for use of the Seller Developed Software, which is sold AS-IS.

(f)           Financial Information. Schedule 3.1(f) includes materially true, correct and complete copies of Seller’s balance sheets as of June 30, 2012 and December 31, 2011 and income statement for the periods then ended (the “Financial Information”).  The Financial Information, as well as the statements provided pursuant to Section 2.1(a) fairly present the financial condition as of the date indicated and the results of operations for any period included therein has been prepared on a consistent basis throughout the period indicated.  In each case, the Financial Information, as well as the statements provided pursuant to Section 2.1(a) has been prepared in accordance with sound accounting practices and in a manner consistent with the Business’s historic accounting practices.

(g)           Contracts.

(i)            As of the Effective Date, Seller has made a commercially reasonable effort to list all of the Purchase Contracts to be acquired by Purchaser.  As of the Closing Date, Schedule 1.1(e)(i) will be, to the best of Seller’s knowledge, a complete and accurate list of all Purchase Contracts to be acquired by Purchaser.

(ii)           As of the Effective Date, Seller has made a commercially reasonable effort to list all of the Sales Contracts to be acquired by Purchaser.  As of the Closing Date, Schedule 1.1(e)(ii) will be, to the best of Seller’s knowledge, a complete list of all Sales Contracts and Proposals to be acquired by Purchaser which have associated with them any continuing obligation of performance or liability of either party thereto, including, without limitation, any liability in the nature of continuing service or warranty (whether express or implied) or arising by course of conduct or business.  Each such order, contract or proposal is identified and categorized by customer and product.  All such Sales Contracts and Proposals are on commercially reasonable terms and conditions and provide for profit margins estimated by Seller to be consistent with past practices of Seller.  The Business has no liability arising out of any injury to individuals or property or damages to business operations as a result of the operation of the Business.  In the event additional Sales Contracts and Proposals are discovered between the Effective Date and the Closing Date, the parties reserve the right to amend or supplement the Schedules.

(iii)          As of the Effective Date, Seller has made a commercially reasonable effort to list all of the Sales Contracts to be acquired by Purchaser.  As of the Closing Date, Schedule 1.1(e)(iii) will be, to the best of Seller’s knowledge, a complete and accurate list of the General Contracts to be acquired by Purchaser under this Agreement.

(iv)          With respect to each Contract:

(a) Unless otherwise disclosed on Schedule 1.1(e)(ii), the Seller has delivered or made available to the Purchaser a true, correct and complete copy of such Contract (including all amendments and modifications thereto);

(b) Unless otherwise disclosed on Schedule 1.1(e)(ii) such Contract is in full force and effect and constitutes a valid, legal and binding obligation of Seller, enforceable against it in accordance with its terms, except as limited by any applicable bankruptcy, liquidation, conservatorship, moratorium, rearrangement, insolvency, reorganization or similar laws as in effect from time to time affecting the rights or remedies of the parties to contracts generally (hereafter “Debtor Relief Laws”) and constitutes a valid, legal and binding obligation of each third party thereto, enforceable against such third parties in accordance with its terms, except as limited by Debtor Relief Laws;

(c) Except as described on Schedule 3.1(g) iv) (c) neither Seller nor, to Seller’s knowledge, any other party to such Contract is in breach or default thereunder in any material respect, no notice of default, defense, set-off, counterclaim, termination, cancellation or acceleration has been received by any party with respect thereto, and to Seller’s knowledge, there exists no event or condition that would constitute a breach or violation thereof, or a default thereunder, or give rise to any right of set-off, counterclaim, termination, cancellation or acceleration pursuant thereto, and the Seller does not know of any threat to cancel, or not to renew or extend, any such Contract;

(d) Seller has neither given nor received notice of repudiation of such Contract and there are no disputes with respect to such Contract nor any agreements or understandings (whether written or oral) in connection therewith; and

(e) such Contract, together with each other Contract, constitute substantially all of the active contracts, commitments and arrangements involved in or necessary to the conduct of the Business as of the date of this Agreement.

(h)           Permits.  Except as described on Schedule 3.1(h), the Permits include all permits, approvals, qualifications, authorizations, licenses, consents, certifications or clearances and the like issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, state or local, which is required for the conduct of the Business.  Seller is not in material default, breach or noncompliance under any of the Permits and there are no actions, proceedings, investigations or surveys pending or, to the knowledge of Seller, threatened against the Business that could reasonably be expected to result in the suspension or cancellation of any such Permits.  Seller does not warrant that its Permits may be assigned to Purchaser.

(i)            Books and Records.  The Books and Records are located at the various business offices of Seller and copies or excerpts from items included within the Books and Records provided to Purchaser are true, correct and (except as may be noted therein) complete copies of the originals, in all material respects.

(j)            Prepaid Items and Deposits.  Section 1.1(h) includes all prepaid and similar items related to the Business, including, without limitation, all prepaid expenses, deposits, deferred charges, advance payments, and other prepaid items paid or received by Seller with respect to the Business.

(k)           Tax Matters.  Except for the Permitted Encumbrances, the Purchased Assets are not in any manner encumbered by liens arising out of unpaid taxes, governmental fees, levies or other governmental charges or assessments which are due and payable nor shall any such lien arise on account of any taxes due for any period prior to the Closing.  All tax returns, declarations of estimated tax and tax reports  required to be filed by Seller have been filed in timely fashion with the appropriate government agency, and all federal, state and local income, profits, employment, franchise, sales, use, occupation, property, excise or other taxes or charges, and all required estimated payments in respect thereof, applicable to the Business have been paid when due and Seller has withheld and paid to the appropriate taxing authority or jurisdiction any and all amounts required by law or agreement to be withheld from the wages or salaries of its employees.  There are no agreements by Seller for the extension of the time for the assessment of any tax, and all Federal, foreign, state, county and local taxes due and payable by Seller have been paid.

(l)            Environmental Matters. Seller has not received any notice from any governmental authority or other person respecting or related to any actual, threatened or potential release of Hazardous Materials, and no investigation or proceeding with respect to Hazardous Materials or Hazardous Materials Contamination is threatened, anticipated or in existence with respect to the real property used in operation of the Business or in any other manner otherwise related to the operation of the Business.  As used herein, the term “Hazardous Materials” means pollutants, contaminants, pesticides, petroleum and petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, mold, asbestos, chemicals or materials within the meaning of any Environmental Law, including without limitation any (i) “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et. seq., as amended and reauthorized (“CERCLA”), and (ii) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, 42 U.S.C., § 6902, et. seq., as amended and reauthorized (“RCRA”).  As used herein, the term “Hazardous Materials Contamination” shall mean contamination (whether presently existing or hereafter occurring) of premises, buildings, facilities, soil, groundwater, air or other elements as a result of Hazardous Materials.

(m)           Employees.  Seller has provided Purchaser with a complete and accurate listing of (i) all employees currently involved in the operation of the Business and all contracts or other arrangements under which they are currently employed, and (ii) all pension, retirement, profit-sharing, employee stock option or stock purchase, bonus, deferred compensation, incentive compensation, life insurance, health insurance, fringe benefit, or other employee benefit plans of Seller, or applicable to the Business or its employees.  The operation of the Business is presently in compliance in all material respects with, and at all times prior to the date of the Closing will have been in compliance in all material respects with, any and all job safety requirements applicable thereto, including without limitation any and all requirements of the Occupational Safety and Health Act of 1970, as amended, and any other requirements of any governmental authority with respect to the health or safety of workers.  In the past five years, Seller has received no notice of any failure to comply with any such law, order, rule or regulation, nor is any such complaint pending or threatened from any other party.  Seller has provided Purchaser with a copy of any report resulting from any audit, study or review performed with respect to health or safety of workers employed by Seller.  In the past five years, Seller has not entered into any agreements with respect to health or safety matters, nor has Seller been subject to any complaint with respect to worker safety or health, nor is Seller or any Shareholder aware of any fact or circumstance which would give rise to any such claim.  Seller has no current obligations concerning employees or employee’s safety in regard to any previous failure by it to comply with any governmental law, order, rule or regulation.

(n)           Finders.  Except as disclosed in Section 11.3, Seller has not engaged, nor is it directly or indirectly obligated to, anyone acting as a broker, finder, or in any other similar capacity in connection with the purchase of the Purchased Assets or any other transaction contemplated by this Agreement.

(o)           No Material Events.  The Business has been conducted only in the ordinary course since December 31, 2011, and except as disclosed in Section 3.1 (o), no event, condition, circumstance, or occurrence which has had or is likely to have a material adverse effect on the Purchased Assets, the Business or its condition (financial or otherwise) has occurred since that date.

(p)           No Conflicts; Compliance and Consents.

(i)            No Conflict.  None of the execution and delivery by Seller of this Agreement and the other Seller Documents to which Seller is a party, the consummation of the transactions contemplated hereby and thereby (provided necessary consents are obtained), or the compliance by Seller with any of the provisions thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation, or comparable organizational documents of the Seller’s business; (ii) except for rights of contract parties upon Seller’s assignment of that contract and possible breach resulting from the assignment, conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller or the Business is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which Seller or the Business is bound; or (iv) result in the creation of any lien upon the properties or assets of Seller or the Business except, in case of clauses (ii), (iii) and (iv), for such violations, breaches, terminations, defaults or creations of liens as would not, individually or in the aggregate, have a material adverse effect.

(ii)           Compliance.  All laws, rules, regulations and restrictions affecting the Purchased Assets or the conduct of the Business as actually conducted in the past or currently, have been complied with in all material respects and all returns, reports and other information with respect to the Purchased Assets have been filed as appropriate with any governmental authority or any other person, as required by law, course of practice or custom.

(iii)          Third Party Consent.  Except as set forth in Schedule 3.1(p)(iii), Seller is not required to obtain the consent of, or give notice to, any third party by reasons of the transactions contemplated by the Seller documents.

(q)           No Litigation.  Except as described in Schedule 3.1(r) (each matter listed on Schedule 3.1(q) is herein referred to as a “Litigation Matter” and collectively as the “Litigation Matters”), there is no litigation, proceeding, action, claim, or governmental investigation pending or to Seller’s knowledge threatened against or relating to the Purchased Assets which would, individually or in the aggregate, have a material or adverse effect on the Business, and Seller does not have knowledge of any facts or circumstances which could give rise to any such litigation, proceeding or investigation.  Seller is not subject to any notice, writ, injunction, order, or decree of any court, agency, or other governmental authority which would materially or adversely affect the Business or the consummation of the transaction contemplated hereby.

(r)           Restrictions on Business Activities.  There is no agreement, judgment, order, writ, injunction or decree binding upon, or governmental or regulatory action taken against or involving the Business or any of its assets, properties or, to the knowledge of Seller, the employees of the Business, which has had or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of the Business or Purchaser, any acquisition of property by the Business or Purchaser, or the conduct of business by the Business or Purchaser as currently conducted.

(s)           True and Complete Copies.  To the best of Seller’s knowledge, Seller has delivered or made available to Purchaser materially true, complete and accurate copies of all executory contracts, agreements, Financial Information, Books and Records and other documents deliverable to Purchaser under this Agreement or related to the Business, together with all modifications thereof and amendments thereto.

(t)           Guaranties.  The Business is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other person.

(u)           Real Property.

(i)            Schedule 3.1(u)(i) sets forth a complete list of all real property and interests in real property leased by the Business as tenants (individually, a “Real Property Lease” and a “Leased Property”).  The Business does not own in fee any real property or other interest in real property.

(ii)           The Leased Property constitutes all interests in real property currently used or currently held for use in connection with the Business and which is necessary for the continued operation of the Business as the business is currently conducted.  Seller has a valid and enforceable leasehold interest under the Real Property Lease, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Seller has not received any written notice if any default or event that with notice or lapse of time, or both, would constitute a default by the Business under the Real Property Lease.  All of the Leased Property, buildings, fixtures and improvements thereon leased by the Seller are provided AS IS.  Seller has delivered or otherwise made available to Purchaser a true, correct and complete copy of the Real Property Lease, together with all amendments, modifications or supplements, if any, thereto.

(iii)          The Business has all material certificates of occupancy and material permits necessary for the current use and operation of the Leased Property, and the Business has fully complied with all material conditions of such permits which are applicable.  No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any material permit.  No dispute currently exists with any governmental body having jurisdiction over the Leased Property with respect to any real property law or the application thereof to the Leased Property.

(iv)          To the knowledge of the Seller, there does not exist any actual or threatened or contemplated condemnation or eminent domain proceedings that affect the Leased Property or any part thereof, and Seller has not received any notice, oral or written, of the intention of any governmental body or other person to take or use all or any part thereof.

(v)           Seller has not received any written notice from any insurance company that has issued a policy with respect to the Leased Property requiring performance of any structural or other repairs or alterations to such Leased Property.

(vi)          Except for amounts as shown in Seller’s accounts payable, Seller does not owe any money to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with the Leased Property within the past nine months.

(v)           Disclosure.  Neither any representation or warranty contained herein, nor any information contained in any Schedule or Exhibit to this Agreement, contain or shall contain an untrue statement of a material fact, nor do the Financial Information, representations, warranties and other information omit to state, nor will they omit to state, any material fact necessary in order to make the statements made not misleading in light of the circumstances in which they were made.

(w)           Accounts Receivable.  All accounts receivable reflected in the Financial Information are, and all accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date will be, valid and genuine.  No offsetting claims with respect to such accounts are pending or, to Sellers Knowledge, threatened.  All accounts receivable arising out of or relating to the Business as of the date of the Financial Information have been included in the Financial Information, and all accounts receivable arising out of or relating to the Business as of the Closing Date will be included in the Final Net Working Capital, in accordance with sound accounting practices.

3.2           Purchaser’s Representations and Warranties.  Purchaser hereby, to the best of its knowledge, represents and warrants to Seller that, both as of the date hereof and as of the time of Closing:

(a)           Organization and Existence.  Purchaser is a Delaware limited partnership and is duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Purchaser will use commercially reasonable efforts to obtain necessary authorizations to conduct business in the states listed on Schedule 3.2(a) prior to the Closing Date.

(b)           Power and Authority.  Purchaser has full corporate power and authority to execute, deliver, and perform this Agreement.

(c)           Authorization.  The execution, delivery, and performance of this Agreement has been duly authorized by all requisite corporate action on the part of Purchaser.

(d)           Binding Effect.  This Agreement is a valid, binding and legal obligation of Purchaser, enforceable in accordance with its terms, except as limited by Debtor Relief Laws.

(e)           No Default.  Neither the execution and delivery of this Agreement nor Purchaser’s performance of any of its obligations hereunder will violate or breach, or otherwise give rise to a default under, the terms or provisions of Purchaser’s governing documents, or any material contract, commitment, instrument, notice, writ, injunction, order or decree of any court, agency, or other governmental authority or other obligation binding on, applicable to or enforceable against Purchaser.  Purchaser has no knowledge of any event or circumstance which would make any representation or warranty of Seller as made herein untrue in any material respect.

(f)           Finders.  Except as disclosed in Section 11.3, Purchaser has not engaged, nor is it directly or indirectly obligated to, anyone acting as a broker, finder, or in any other similar capacity in connection with the purchase of the Purchased Assets or any other transaction contemplated by this Agreement.

(g)           Source of Financing.  Purchaser has cash on hand and will have a fully committed line of credit with more than adequate capacity to complete the transactions contemplated in this Agreement prior to Closing.

(h)           Purchaser’s Knowledge.  Purchaser has no knowledge of any inaccuracy or breach of any representation or warranty or violation of any covenant by Seller contained in this Agreement or any of the documents herein contemplated.

Article 4
Actions Before Closing

4.1           General Inspection.  Between the Effective Date and the Closing Date, unless this Agreement is sooner terminated, Seller will afford Purchaser and Purchaser’s representatives full and free access, during normal business hours, to all of Seller’s assets, properties, books, records, financial statements, corporate documents, accountants’ work papers, contracts and insurance policies related to the Business, to Seller’s personnel, accountants, customers, clients, contractors and suppliers in connection with the Business, provided that any such access must be used by Purchaser in a manner that does not unreasonably disrupt the operation of the Business, and will furnish Purchaser during such period with all such information concerning the Business as Purchaser may reasonably request.  Access to Seller’s customers and clients will be done in conjunction with Seller and with Seller’s input.  Seller will use its commercially reasonable best efforts to arrange introductions to such customers and clients as Purchaser specifies.

4.2           Interim Conduct of the Business.  From the date of this Agreement to the Closing, Seller shall conduct the Business only in the ordinary and usual course, using reasonable efforts to preserve intact business relationships with suppliers, customers, employees, creditors and others having business dealings with the Business in a manner consistent with the historical practice of Seller in the conduct of the Business, preserving, protecting and maintaining the Purchased Assets in a manner consistent with the historical practice of Seller in the conduct of the Business, and continuing performance in the ordinary course of its obligations under the contracts described or referred to in Section 1.1(e).  Pending Closing Seller shall not agree to any material changes in the compensation of employees or officers, enter into any transactions with affiliates of Seller or enter into any other material contract without first consulting Purchaser. Pending Closing, Seller will not solicit from any other person, firm or corporation any inquiries or proposals related to the disposition of all or any significant portion of the Purchased Assets or the Business or pursue or engage in discussions with respect thereto.  During this period, Seller will also assist Purchaser as and to the extent (and only as and to the extent) requested by Purchaser in negotiating agreements acceptable to Purchaser with any customer of the Business.  As and to the extent that any Contract is not assigned as a result of the same not being assignable, Seller shall work with Purchaser following Closing to attempt to obtain all such approvals and upon obtaining the same will immediately assign Purchaser.  Pending such assignment, at Purchaser’s written election, Purchaser shall perform and discharge fully all the obligations of Seller thereunder from and after the date of Closing and indemnify Seller for all costs, expenses, and liabilities arising out of such performance by Purchaser.  In such instances, Seller shall, without further consideration therefor, pay, assign, and remit to Purchaser promptly all monies, rights, and other considerations received in respect of such performance.  In such instances, Seller shall promptly exercise or exploit its rights and options under all such contracts, agreements, and commitments only as reasonably directed by Purchaser and at Purchaser’s expense, and if and when any such consent shall be obtained or such contract shall otherwise become assignable, Seller shall promptly assign all its rights and obligations thereunder to Purchaser and Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations.

4.3           Liens.  The Purchased Assets shall be subject to no liens or encumbrances other than Permitted Encumbrances.  Any other liens and encumbrances against the Purchased Assets shall be satisfied and Seller shall, prior to Closing, file or cause to be filed with the applicable Secretary of State’s office and any applicable local County Clerk, a termination statement for any lien or encumbrance affecting any of the Purchased Assets not consented to by Purchaser other than Permitted Encumbrances.

4.4           Notices of Certain Events.  Each of Purchaser and Seller shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the purchase of the assets of the Business; (ii) any notice or other communication from any governmental body in connection with the purchase of the assets of the Business; (iii) any actions, suits, claims, investigations or proceedings commenced or, to their knowledge, threatened against, relating to or involving or otherwise affecting Purchaser, Seller or the Business, or that relate to the consummation of the purchase of the assets of the Business; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Contracts and would likely result in a material adverse effect on the Business; and (v) any change that would have a material adverse effect for Purchaser or Seller, or otherwise delay or impede the ability of Purchaser, Seller or the Business to perform their respective obligations pursuant to this Agreement and to effect the consummation of the purchase of the assets of the Business.

4.5           Lease Consent.  Seller shall use reasonable commercial efforts to obtain the consent of landlord to assign or sublease the Real Property to Purchaser.  Purchaser shall cooperate with Seller as is reasonably necessary to assist Seller in obtaining the consent.

Article 5
Additional Agreements

5.1           Covenant Not to Compete and Non-Solicitation.  As further consideration for the covenants and agreements herein contained, Seller agrees not to compete with the Business anywhere within the Continental United States.  Seller further agrees that it will not, directly or indirectly, solicit for employment, hire, or engage as a consultant or independent contractor any employee of the Business unless (i) such person is no longer employed or engaged by the Business, and has not been so employed or engaged for a period of at least six months or (ii) Purchaser otherwise consents to such hiring or engagement in writing.  The obligations of Seller in this Section 5.1 shall be effective for a period of three (3) years following the date of Closing.  In the event that any provision of this Section shall be determined to be invalid, ineffective or unenforceable, the remaining provisions of this Section shall remain in full force and effect and the invalid, ineffective or unenforceable provision shall, without further action, be automatically amended to effect the original purpose and intent of the invalid, ineffective, or unenforceable provision; provided, however, that such amendment shall only apply with respect to the operation of such provision in the particular jurisdiction in which such provision has been declared invalid, ineffective or unenforceable.  In the event Seller experiences a change of control with a non-affiliated third-party entity that at the time of the change of control has competed with the Business for a period of one (1) year prior to such change of control, the non-competition provisions contained in this Section shall not apply to the successor entity; however, the non-solicitation provisions contained in this Section will remain in full force and effect.

5.2           Confidentiality.

(a)           Each of the parties shall, and shall cause their representatives to, treat and hold as such all of the Confidential Information (as defined below) of the other parties, and refrain from using such Confidential Information except in connection with this Agreement and the transactions contemplated herein.  In the event that any party or its representatives are requested or required (by oral questions or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, or pursuant to applicable stock exchange rules and regulations) to disclose any Confidential Information, that party will notify the party providing such Confidential Information (the “Providing Party”) promptly of the request or requirement so that the Providing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2(a).  If, in the absence of a protective order or the receipt of a waiver hereunder, any of the parties or their respective representatives are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or stock exchange or else stand liable for contempt; provided, however, that the disclosing party shall, and shall cause its representatives to, use its commercially reasonable best efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.

(b)           For purposes of this Agreement, “Confidential Information” means any written or oral information and data of a confidential nature disclosed by one party to the other(s), including but not limited to proprietary, developmental, technical, marketing, sales, operating, performance, cost, know-how, policy, business, and process information, computer programming techniques, samples, models and prototypes, or parts thereof and any information of a technical nature concerning research and development and engineering activity disclosed by the disclosing party, without limitation, software or firmware code, semiconductor or printed circuit board payout diagrams, product designs or specifications, manufacturing know-how, and patent applications.  Confidential Information shall also expressly include the terms and conditions (but not the existence) of this Agreement.  Notwithstanding the foregoing, the parties agree that Confidential Information shall expressly exclude any information which (a) is already in the public domain through no breach of this Agreement or any prior confidentiality agreement, provided, however, that Confidential Information shall not be deemed to be in the public domain merely because any part of the Confidential Information is embodied in general disclosures or because individual features, components or combinations thereof are now or become known to the public; (b) was lawfully in the possession of the receiving party prior to receipt from the disclosing party; (c) is received independently from a third party free to lawfully disclose such information to the receiving party; or (d) is subsequently independently developed by the receiving party, without use of the information received from the receiving party, provided that the receiving party shall have the burden to show such independent development.

(c)           In the event that this Agreement is terminated in accordance with its terms, each party shall, and shall cause their respective representatives to, promptly redeliver to the other or destroy (and confirm such destruction in writing) all written Confidential Information and not retain any copies, extracts or other reproductions in whole or in part of such written material.  In such event all documents, memoranda, notes and other writings or media prepared by Purchaser or any of its representatives or by Seller, the Business or any of their representatives, based on the information in such material shall, at the request of the other party, be destroyed, and such destruction shall be confirmed in writing.

(d)           Notwithstanding anything to the contrary herein, the receiving party may disclose such Confidential Information as is reasonably necessary to comply with any applicable federal and state securities or tax laws.  Public disclosures required by any applicable federal or state securities laws shall be made as contemplated in Section 5.3.

5.3           Public Disclosure.  Unless otherwise permitted by this Agreement, Purchaser and Seller shall consult with each other before issuing any release or otherwise making any public statement or making any other public (or non-confidential) announcement or disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall be unreasonably withheld or delayed); provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law and, in the case of Seller, any listing or trading agreement concerning the publicly-traded securities of ENGlobal Corporation (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure).

5.4           Further Assurances.

(a)           Prior to the Closing, each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement; provided, however, that Purchaser shall not be obligated to consent to or accept any divestiture or operational limitation imposed by any governmental agency or court in connection with the purchase of the assets of the Business or to make any payment or commercial concession to any third party as a condition to obtaining any required consent or approval of any third party.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b)           The Business shall use its commercially reasonable efforts to cause any and all employees who develop or create intellectual property rights in the course of performing activities for the Business to execute and deliver a proprietary information and inventions agreement assigning any such intellectual property rights to the Business.

5.5           Notification of Certain Matters.  Each of the Purchaser and Seller agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of the representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.6           Business Disclosure Schedule.  Seller will make available to Purchaser a reasonable time prior to the Closing, copies of all items set forth on the Disclosure Schedules and any and all other consents, documents or agreements to be delivered hereunder which have not previously been delivered to purchaser, which such other consents, documents or agreements shall be in form and substance reasonable satisfactory to Purchaser.

5.7           Preservation of Records.  Seller and Purchaser agree that each of them shall preserve and keep the records held by them relating to the Business for a period of six years from the Closing Date and shall make such records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or Purchaser or in order to enable Seller and Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event Seller or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

5.8           Exclusive Dealing.  During the period prior to Closing, the Seller shall not directly or indirectly through any director, officer, employee, agent, or representative (including, without limitation, investment bankers, attorneys and accountants), (i) solicit, initiate or encourage submission of proposals or offers from any third party, relating to the Purchased Assets of the Business or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing.

Article 6
Conditions

6.1           Conditions Precedent to Purchaser’s Obligations and Closing.  The following obligations and deliveries from Seller are express conditions precedent to the obligation of Purchaser to consummate the transactions and payments at Closing contemplated by this Agreement and are subject to the satisfaction of the following conditions at or prior to the Closing:

(a)           The representations and warranties of Seller contained in this Agreement shall be certified by Seller as true, accurate and complete in all material respects as of the date of this Agreement and shall be deemed to have been remade as of the Closing Date to be true, accurate and complete in all material respects as of the Closing Date.  If Seller provides updated Disclosure Schedules as of the Closing Date, changes to the Disclosure Schedules must be reasonably acceptable to Purchaser.

(b)           Seller shall have delivered all instruments and documents and performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing and shall have delivered to Purchaser all documents of conveyance and transfer, business records of account, documents, certificates and instruments required to be delivered under the terms of this Agreement.

(c)           Except for (i) customer and client consents, (ii) landlord consents, and (iii) those waived by Purchaser in a writing signed by its agent with authority to do so, Seller or Purchaser shall have obtained of all of the consents, approvals, modifications or effective waivers thereof, reasonably requested by Purchaser, including without limitation those referred to on Schedule 3.1(p)(iii).

(d)           There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions contemplated by this Agreement and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order shall be pending or threatened.

(e)           There shall not have occurred, in Purchaser’s reasonable good faith judgment, any material adverse change, or any event or circumstance which could result in a material adverse change in the Business, its prospects, the Purchased Assets or their value, or any development which materially and adversely affects, or which could materially and adversely affect, as a result of the consummation by Purchaser of the transactions contemplated hereby or otherwise, the Purchased Assets, their value, the Business or its prospects.

(f)           Seller shall have provided to Purchaser an opinion of counsel that no approval of the shareholders of any entity affiliated with Seller is necessary to consummate the transactions contemplated by this Agreement.

(g)           Purchaser must have completed all of its due diligence investigation of Seller and the Business, and must be satisfied, in its reasonable discretion, with the results of the investigation.

(h)           The Parties must have reached agreement on a mutually acceptable staffing agreement whereby the employees of the Business will be assigned to Purchaser temporarily on a contract basis for a period not to exceed sixty days from the Closing Date.  The employees will remain employed by Seller, with their existing employment benefits intact, during the term of said staffing agreement.

6.2           Conditions to Seller’s Obligations and Payments at Closing.  The obligation of Seller to consummate the transactions contemplated by this Agreement at Closing is subject to satisfaction of the following conditions at or prior to Closing:

(a)           Each representation and warranty of Purchaser contained in this Agreement shall be true, accurate, and complete in all material respects as of the date hereof and as of the Closing.

(b)           Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing, and Purchaser shall have delivered all documents, certificates, and instruments required to be delivered by Purchaser under the terms of this Agreement.

(c)           There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions contemplated by this Agreement and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order shall be pending.

(d)           Seller shall have used all commercially reasonable efforts to obtain and secure the written consent of its senior Lender, and obtained such consent and any necessary release of collateral as it pertains to the Purchased Assets.

Article 7
Closing

7.1           The Closing.  As used in this Agreement, the term “Closing” means the time at which the transactions contemplated hereby will be consummated after satisfaction or waiver of the conditions set forth in Section 4.

7.2           Time, Date, and Place of Closing.  The Closing shall occur at the office of Seller at 654 N. Sam Houston Parkway E., Suite 400, Houston, Texas 77060 on September 30, 2012, to be effective for all purposes as of 12:01 a.m. on September 30, 2010 or at such other time and date as the parties may mutually agree upon in writing (the “Closing Date”).

7.3           Purchaser’s Obligations.  Provided and subject to Seller satisfying all of its obligations and deliveries under Article 6, then and in that event at the Closing:

(a)           Cash Payment at Closing.  Purchaser shall deliver to Seller a wire transfer in the amount of the Estimated Net Working Capital as set forth in Section 2.1(a) hereof.

(b)           Purchaser shall adjust the Cash Payment to include its pro rata share of the Personal Property taxes for the tax year ending December 31, 2012, by an amount which will be provided prior to Closing.

(c)           Purchaser shall deliver the Promissory Note described in Section 2.1(b).

(d)           Purchaser shall deliver such other documents, certificates, and other items as may be reasonably required to be delivered by Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by Seller to effectuate the transaction herein described.

7.4           Seller’s Obligations.  At the Closing:

(a)           Seller shall execute and deliver to Purchaser a Bill of Sale and an Assignment, Assumption Consent and Release of Liability, each in a form reasonably acceptable to both Parties; (ii) a Certificate, including certification of the existence and good standing of Seller, verifying the accuracy of all representations and warranties of Seller, and the adoption of resolutions authorizing and approving the transaction; and (iii) the sublease described on Schedule 3.1(t)(iii) for space in Broomfield, CO.

(b)           Seller shall deliver to Purchaser physical possession, instruments of title where necessary, and a Bill of Sale transferring ownership of and title to the Purchased Assets, free and clear of any and all liens, claims and encumbrances.

(c)           Provide any lien terminations contemplated by Section 4.3.

(d)           Approval by Seller’s landlords of the transfer of Seller’s leases to Purchaser.

(e)           Seller shall supply updated Disclosure Schedules, if required, to reflect changes between the date hereof and the Closing Date.

(f)           Seller further agrees to deliver such other documents, certificates, and other items as may be required to be delivered pursuant to the terms of this Agreement or as may be reasonably requested by Purchaser to effectuate the transaction herein described.

7.5           Termination of Existing Employment Agreements.  Effective as of the Closing Date, Seller shall take such actions as may be necessary to terminate without liability to Purchaser any existing employment agreements currently in effect with Seller (other than accrued payroll owed at and as of the time of the Closing Date).

7.6           Employees.  Purchaser shall not be obligated to offer employment to any of Seller’s employees, but may at its option offer to employ such of Seller’s employees on such terms as Purchaser may determine in its sole discretion, except that compensation levels will be at least equivalent to those now in place as disclosed to Purchaser.  Any offer of employment which Purchaser extends to Seller’s employees is conditioned upon the Closing.  Balances for accrued compensated absences will be assumed by Seller as part of Net Working Capital and will be carried forward and credited to each employee’s account.  Pursuant to Section 7.7 below, the balances for Key Employees will not be included in the Net Working Capital calculation. Purchaser shall be responsible for any accrued compensated absences which accrue and remain unused between the Closing Date and date the employees are hired by the Purchaser and Purchaser shall reimburse Seller for any accrued compensated absences which are paid during this period.

7.7           Key Employees.  Purchaser has determined that the employees listed on Schedule 7.7 are vital to the viability and success of the Business as a Key Employee of Seller (“Key Employees”) in which event such Key Employees shall be offered an Employment Agreement on terms and conditions acceptable to Purchaser to be signed prior to Closing, but which shall become effective only upon Closing. Seller shall pay the Key Employees for their accrued compensated absences and any retention bonuses on or within five days of the Closing Date.

7.8           Prorations and Adjustments.  At the Closing, the parties will additionally prorate ad valorem taxes based on prior years’ taxes and will make adjustments for deposits and other similar items as they may agree.

Article 8
Actions After Closing

8.1           Further Action.  After Closing, Seller will, without further cost or expense to Purchaser, execute and deliver to Purchaser (or cause to be executed and delivered to Purchaser) such additional instruments of conveyance and transfer and take such other and further actions as Purchaser may reasonably request to assign, transfer to and vest in Purchaser, and to put Purchaser in possession and operating control of, all or any part of the Purchased Assets and the Business.  No such instrument shall contain any representation, warranty, or covenant not contained in this Agreement or any document delivered pursuant to this Agreement or the transactions contemplated hereby.  No such instrument or action may increase in any way the liability of Seller.

8.2           Further Consents to Assignment.  As and to the extent the parties shall have failed to obtain prior to Closing the consent or approval (or an acceptable effective waiver thereof) of any person or persons in respect of any item from whom such consent is required pursuant to the terms hereof, or shall have failed to obtain any other consent to the assumption of any contract included as a part of the Purchased Assets, if Purchaser shall nonetheless have elected to proceed to purchase the Purchased Assets, at the written request of Purchaser, Seller and Purchaser shall continue to use reasonable efforts to obtain from such person or persons the consents or approvals (or effective waivers thereof).  Purchaser shall use reasonable efforts to obtain the consents required by the Sales Contracts and Seller shall use reasonable efforts to assist Purchaser in obtaining consents.

8.3           Confidential Information.  Seller hereby acknowledges that the Purchaser would be irreparably damaged if any proprietary or confidential information concerning the Business or the Purchased Assets (except for information that is or becomes generally known to the public, otherwise than through a breach of this Agreement) were disclosed to or used by any person engaged in competition with Purchaser.  Seller hereby covenant and agree that they shall not use or disclose any such confidential or proprietary information, except as expressly permitted hereunder or under any other agreement between Seller and Purchaser.  If Seller is requested or required by any governmental authority to disclose any of such proprietary or confidential information, then Seller shall provide Purchaser with prompt written notice of such request or requirement unless prohibited by law.  Purchaser may then either seek appropriate protective relief from all or part of such request or requirement or waive Seller’s compliance with the provisions of this Section with respect to all or part of such request or requirement.  Seller shall cooperate with Purchaser, at Purchaser’s reasonable expense, in attempting to obtain any reasonable protective relief that Purchaser chooses to seek.  If, after Purchaser has had a reasonable opportunity to seek such relief, Purchaser fails to obtain such relief, then Seller may disclose only that portion of such proprietary or confidential information which legal counsel advises it is compelled to disclose.  Notwithstanding the foregoing, the parties agree that such proprietary or confidential information shall expressly exclude any information which in the public domain through no breach of this Agreement or any prior confidentiality agreement, provided, however, that proprietary or confidential information shall not be deemed to be in the public domain merely because any part of the proprietary or confidential information is embodied in general disclosures or because individual features, components or combinations thereof are now or become known to the public.

8.4           Accounts Receivable. In the event that Seller shall receive remittance from or on behalf of any account debtor with respect to the accounts receivable created after the Closing Date, Seller shall endorse without recourse such remittance to the order of Purchaser and forward such remittance to Purchaser within two (2) business days following receipt thereof. To the extent any Accounts Receivable transferred at Closing from Seller to Purchaser are not collected within 180 days after the later of (i) the date when due or (ii) the Closing Date (and Purchaser has made commercially reasonable efforts to collect the Accounts Receivable), any such sums shall be deemed uncollectible (“Uncollectible Accounts Receivable”).  In such event, but no later than 210 days after the later of (i) the date when due or (ii) the Closing Date, Purchaser may, at its option, return ownership of any such Uncollectible Accounts Receivable to Seller, and the Promissory Note shall be reduced dollar-for-dollar in accordance with and subject to the limitations set forth in Section 9.5 below.  In no event may Purchaser return ownership of more than twenty-five percent of the “accounts receivable-trade” amount identified in the Final Net Working Capital statement.  Purchaser agrees to provide Seller a monthly AR aging report and other information reasonably requested until such time as the obligations in this section have expired.

Article 9
Indemnification

9.1           Indemnification of Purchaser.

(a)           From and after the Closing Date, Seller hereby agrees, to indemnify, defend, and hold harmless Purchaser and its partners, officers, employees, advisors, affiliates, agents, representatives and assigns (the “Purchaser Indemnitees”) from and against any and all liabilities, penalties, damages, losses, demands, suits, causes of action, claims, assessments, judgments, costs, and expenses (including reasonable attorney’s fees and expenses both for the defense of any claim which, if proved, would give rise to an obligation of indemnity hereunder, notwithstanding that such claim may be settled prior to final judgment, and those incurred in connection with the enforcement of this provision), whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not involving a third party claim by reason of or resulting from (directly or indirectly), arising out of, based upon or otherwise in respect of (i) breach, falsity, or inaccuracy of any warranty, representation or covenant by Seller contained in this Agreement; (ii) failure of Seller to fully to pay, satisfy, perform or discharge, or cause to be paid, satisfied, performed or discharged, any liabilities not expressly assumed by Purchaser pursuant to the terms hereof; (iii) nonperformance of any obligations or covenants on the part of Seller under this Agreement; (iv) the presence of any Hazardous Material or Hazardous Material Contamination which was caused by Seller upon or about the real property upon which the Business has heretofore been operated; (v) the conduct of the Business or of Seller’s employees, agents, or contractors prior to the Closing Date (other than liabilities expressly assumed by Purchaser pursuant to the terms hereof), including, without limitation, any violation of laws occurring or alleged to have occurred prior to the Closing Date or arising from, related to, or connected with the Business prior to the Closing Date; or (vi) any claim related to the Litigation Matters listed on Schedule 3.1(q) (a “Litigation Matter Claim”) (each hereafter a “Purchaser Claim”).

(b)           Notwithstanding anything herein to the contrary, the sole remedy for Purchaser under this indemnity for any Purchaser Claim, or for a breach or non-performance of a covenant contained in this Agreement or any instrument herein contemplated to be executed and delivered by the parties hereto and, shall be offset against the Promissory Note in accordance with and subject to the limitations set forth in Section 9.5, and the maximum amount that the Seller shall be obligated to pay with respect to any and all obligations of indemnity under this Section 9.1 shall be equal to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000).  In the second year after the Closing Date, Seller’s indemnity obligation shall drop to the lesser of (i) Seven Hundred Fifty Thousand ($750,000), or (ii) the difference between One Million Five Hundred Thousand and No/100 Dollars ($1,500,000) and the indemnity obligations applied to the Promissory Note in Year 1.  Seller shall have no indemnity obligations after the second anniversary of the Closing Date.  Notwithstanding anything to the contrary herein, the Cap shall not apply to Litigation Matter Claims.  A Purchaser Claim shall not be brought by Purchaser under or pursuant to this Section 9.1, unless the amount of that claim exceeds One Hundred Thousand and No/100 Dollars ($100,000).

9.2           Indemnification of Seller.

(a)           From and after the Closing Date, Purchaser hereby agrees to indemnify, defend, and hold harmless Seller and it’s respective equity holders, managers, officers, employees, advisors, affiliates, agents, representatives and assigns (the “Seller Indemnitees”) from and against any and all liabilities, penalties, damages, losses, demands, suits, causes of action, claims, assessments, judgments,  costs, and expenses (including reasonable attorney’s fees and expenses both for the defense of any claim which, if proved, would give rise to an obligation of indemnity hereunder, notwithstanding that such claim may be settled prior to final judgment. and those incurred in connection with the enforcement of this provision), whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not involving a third party claim by reason of or resulting from (directly or indirectly) , arising out of, based upon or otherwise in respect of (i) breach, falsity, or inaccuracy of any warranty, representation or covenant by Purchaser contained in this Agreement; (ii) nonperformance of any obligations or covenants on the part of Purchaser under this Agreement; or (iii) the conduct of Purchaser’s employees, agents or contractors, or of the Business, or any condition, event or activity relating to the Business, on or after the Closing Date, including, without limitation, any violation of laws occurring or alleged to have occurred after to the Closing Date or arising from, related to, or connected with the Business after the Closing Date; (each hereafter a “Seller Claim” and together with Purchaser Claim, each a “Claim”).

(b)           Notwithstanding anything herein to the contrary, the sole remedy for Seller under this indemnity for any Seller Claim, or for a breach or non-performance of a covenant contained in this Agreement or any instrument herein contemplated to be executed and delivered by the parties hereto and as provided in Section 9.5, and the maximum amount that the Purchaser shall be obligated to pay with respect to any and all obligations of indemnity under this Section 9.1 shall be equal to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000).  In the second year after the Closing Date, Purchaser’s indemnity obligation shall drop to the lesser of (i) Seven Hundred Fifty Thousand ($750,000) or (ii) the difference between One Million Five Hundred Thousand and No/100 Dollars ($1,500,000) and the indemnity obligations paid in Year 1.  Purchaser shall have no indemnity obligations after the second anniversary of the Closing Date.  A Seller Claim shall not be brought by Seller under or pursuant to this Section 9.2, unless the amount of that claim exceeds One Hundred Thousand and No/100 Dollars ($100,000).

9.3           Responsibility for Defense.  The following procedures shall be applicable with respect to indemnification for claims by any person that is not a party to this Agreement or an affiliate of a party to this Agreement arising in connection with any provision of this Agreement.

(a)           Promptly after receipt by a Purchaser Indemnitee or a Seller Indemnitee seeking indemnification hereunder (an “Indemnitee”) of written notice of the assertion or the commencement of any Claim by a third party, whether by legal process or otherwise, with respect to any matter within the scope of this Section, the Indemnitee shall give written notice thereof (the “Notice”) to the party from whom indemnification is sought pursuant hereto (the “Indemnitor”).

(b)           Within thirty (30) days after receipt of any notice of a Claim, Indemnitor will, by giving written notice to Indemnitee, have the right to assume responsibility for the defense of the Claim in the name of Indemnitee or otherwise as Indemnitor may elect; provided that Indemnitor also acknowledge in writing its responsibility to indemnify Indemnitee with respect to such Claim; and provided further that failure of Indemnitor to exercise its right to assume responsibility for the defense of any Claim shall not restrict the ability of Indemnitee to subsequently join Indemnitor as a party in any litigation respecting such Claim nor shall Indemnitee be obligated to permit Indemnitor to assume or to continue responsibility for the defense if Indemnitee believes its rights, including without limitation, its right to be fully protected and paid under the indemnification, are or may become impaired or jeopardized.  In such event, Indemnitee shall have the right to defend the Claim and shall be automatically deemed to have reserved all of its rights against Indemnitor.

(c)           Notwithstanding Indemnitor’s responsibility for the defense of a Claim, Indemnitee shall have the right to participate, at its own expense and with its own counsel, in the defense of a Claim and Indemnitor will consult with Indemnitee from time to time on matters relating to the defense of such Claim and will provide such information and assistance as Indemnitee deem reasonably necessary to defend the Claim.  Indemnitee will provide Indemnitor with copies of all pleadings and correspondence relating to the Claim and will keep Indemnitee appraised of proposed adjustments, compromises and settlements.  Notwithstanding anything herein to the contrary, Indemnitor shall not be entitled to compromise or settle any such action without the prior written consent of Indemnitee.

9.4           Payment of Fees and Expenses.  If either party is entitled under this Section to indemnification for fees and expenses, such party shall be entitled to current reimbursement thereof upon the submission to the other party of a request for reimbursement setting forth in reasonable detail such costs and expenses to be reimbursed.

9.5           Right of Set-Off.  Upon written notice to Seller specifying in reasonable detail the basis for such set-off, Purchaser shall have the right, up to a total combined set-off amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00), to set off any amount to which it is entitled under Section 8.4 (Uncollectible Accounts Receivable) and under this Article 9 (Indemnity) against its payment obligations under the Promissory Note.  In the event that Seller does not agree to the proposed set-off, Seller shall within ninety (90) days of receipt of the written notice from Purchaser apply to the American Arbitration Association for the appointment of an arbitrator to be selected from a list of three (3) arbitrators supplied by the American Arbitration Association to both parties at the same time.  For a period of five (5) days after the list is delivered to it, each of Purchaser and Seller shall have the right to strike one name from the list of arbitrators, and the arbitrator not stricken shall be the arbitrator hereunder.  Any party unable or unwilling to so strike a name within the period required shall forfeit its right to participate in the selection of the arbitrator.  The arbitrator so selected shall then diligently conduct an arbitration proceeding, and the decision of the arbitrator shall be final and conclusive upon the parties hereto.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding.  Notwithstanding anything to the contrary contained in this Agreement, the exercise of such right of set-off by Purchaser in good faith, whether ultimately determined to be justified, will not constitute an event of default under any Agreements between the parties.

9.6           Rights of Indemnitor and Exclusive Remedy.  Upon the payment in full of any claim, the person making payment shall be subrogated to the rights of the indemnitee against any person with respect to the subject matter of such claim.  After the Closing Date and except for claims based on fraud or failure of Seller to provide Purchaser with good title, the indemnification provided under Section 9.1 and Section 9.2, will be the exclusive remedy of the parties.  Purchaser’s right to set-off as set forth in and limited by Section 9.5 is the exclusive manner in which Purchaser may make a claim for Uncollectible Accounts Receivable or for Indemnity under this Article 9.  It is expressly understood and agreed that, except by virtue of the indemnification provisions set forth in Article 9, none of the parties are or will be entitled to any adjustment, reduction, set-off, damages, or the like in connection with the transactions contemplated by this Agreement.  Notwithstanding the above, nothing in this Agreement shall restrict or limit any equitable remedies that such indemnified parties may otherwise have, including, without limitation, any right to seek specific performance, rescission or restitution, or any right of such indemnified parties to seek the enforcement by any court or arbitrator of any of its awards, judgments or remedies.

9.7          No Consequential Damages.  EXCEPT FOR THE INDEMNITY OBLIGATIONS RELATED TO DAMAGES TO THIRD PARTIES, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL DAMAGES, INCLUDING INCIDENTAL, PUNITIVE DAMAGES, LOST PROFITS, LOST OPPORTUNITY DAMAGES OR OTHER SIMILAR FORMS OF DAMAGES.

Article 10
Amendment, Waiver and Termination

10.1         Amendment.  This Agreement may be amended at any time only by written instrument executed by both Seller and Purchaser.

10.2         Waiver.  Either party may at any time waive compliance by the other of any covenant or condition contained in this Agreement, but only by written instrument executed by the party waiving such compliance.  No such waiver, however, shall be deemed to constitute the waiver of any such covenant or condition in any other circumstance or the waiver of any other covenant or condition.  The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement shall not constitute a waiver of such provisions.

10.3         Extension.  At any time prior to the Closing any party hereto may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto.

10.4         Termination.  This Agreement may be terminated without breach by the terminating party as follows.

(a)           Termination by Purchaser.  Purchaser may terminate this Agreement: (1) if any representation or warranty of Seller in this Agreement is untrue or inaccurate, (2) if Seller has breached, in any material respect, any of its obligations under this Agreement, or (3) if Purchaser determines, in its reasonable and good faith judgment, that any condition to its obligation to close the purchase of the Purchased Assets will not be satisfied on or before the Closing Date.

(b)           Termination by Seller.  Seller may terminate this Agreement if: (1) any representation or warranty of Purchaser in this Agreement is untrue or inaccurate, (2) Purchaser has breached, in any material respect, any of its obligations under this Agreement, or (3) Seller determines, in its reasonable and good faith judgment, that any condition to its obligation to close the sale of the Purchased Assets will not be satisfied as of Closing.

(c)           Termination by Either Party.  This Agreement may be terminated by either party if the Closing does not occur within seven (7) days of the stated Closing Date, provided that a party then in material breach of this Agreement may not exercise such right.

(d)           Termination by Agreement.  This Agreement may be terminated at any time prior to the Closing by written agreement signed by both parties.

(e)           Termination by Order.  This Agreement may be terminated by Seller or Purchaser if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

10.5         Effect of Termination.  In the event of termination of this Agreement pursuant to this Section and subject to the provisions of Section 10.6, this Agreement shall terminate and there shall be no further liability on the part of Seller or Purchaser under this Agreement; provided, however, that the provisions of Section 5.2 (Confidentiality), Section 5.3 (Public Disclosure), and this Section 10.5 shall remain in full force and effect and survive any termination of this Agreement; and provided further, that nothing in this Section 10.5 shall relieve the Purchaser or Seller of any liability for an intentional breach of this Agreement.  Nothing in this Section shall relieve a breaching or defaulting party from liability arising from any intentional breach or default of this Agreement prior to termination.  If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same or destroy such documents, work papers and other material and confirm such destruction in writing.

10.6         Special Remedy.  If Seller terminates this Agreement for any reason other than pursuant to Sections 10.4(b), (c), (d) or (e), and provided that Purchaser is not in material breach of this Agreement, Purchaser shall be relieved from all further obligations hereunder and shall be entitled to recover from Seller an amount equal to $500,000.00 as liquidated damages.  The parties hereto acknowledge and agree that Purchaser has incurred and will incur substantial expenses in connection with the proposed transaction as well as costs related to foregone opportunities, and that it would be impracticable or extremely difficult to fix the actual damages incurred by Purchaser resulting from such a termination and, therefore, the parties have agreed upon the foregoing payment as liquidated damages, which shall not be deemed to be in the nature of a penalty.  The parties agree that the amount identified in this Section 10.6 as liquidated damages has been agreed upon by Seller and Purchaser after due deliberation and discussion, and constitutes a reasonable amount and a good faith estimate of the damages Purchaser would be entitled to pursuant to this Agreement in the event of such a termination.

Article 11
Miscellaneous

11.1         Cooperation.  Purchaser and Seller will use reasonable efforts to cooperate with each other, at the other party’s request and expense, in furnishing information, testimony, and other assistance in connection with any litigation, collections, actions, proceedings, arrangements, public filings, and disputes with other persons, or governmental inquiries or investigations involving Seller or Purchaser’s conduct of the Business or the transactions contemplated hereby.  Seller shall provide reasonable assistance to Purchaser during the period leading up to the Closing Date and following the Closing Date so that Purchaser can maintain business continuity.  Such assistance may include accounting and IT support as well as the provision of required reports and billing information.  Following the Closing, upon request of Seller, Purchaser shall, at no cost to Seller, as promptly as reasonably practicable (but in all events within ten (10) days following the request of Seller) (i) timely make their representatives available to Seller, on a mutually convenient basis and (ii) timely furnish to Seller such information requested by Seller (including providing Seller access to books and records of Purchaser) relating to the Business that is necessary for the preparation and filing by Seller of all financial statements, reports, returns and other filings relating to the Business that are required by law.

11.2         Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the extent permitted by law.

11.3         Brokers: Expenses.  Each party agrees to hold the other harmless from any claims by a broker or finder claiming by, through or under the indemnifying party.  Each party will bear its own expenses incurred in connection with this Agreement and the transaction contemplated hereby, whether or not such transaction shall be consummated except as otherwise expressly provided in this Agreement.

11.4         Taxes.  Seller will bear any state, federal or foreign transfer, sales or use taxes, if any, which may result from the transfer of the Acquired Assets from Seller to Purchaser.

11.5         Notices.  All notices required or permitted to be given under this Agreement shall be in writing and may be delivered by personal delivery, by nationally recognized private courier, by PDF/email, or by United States mail. Notices delivered by mail shall be deemed given five business days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by personal delivery, PDF/email, or by nationally recognized private courier shall be deemed given on the first business day following receipt. However, a notice delivered by PDF/email shall only be effective upon electronic confirmation of receipt and must be confirmed by a mailed copy of the notice using United States mail, postage prepaid, registered or certified mail, return receipt requested, mailed either on the same day or the first business day after the PDF/email is sent.  All notices shall be addressed as follows:

if to the Purchaser, to:	Steele Group
ATTN: General Counsel
999 ESE Loop 323, Suite 777
Tyler, Texas 75701
Email address: mfreeman@kpengineering.com

if to the Seller, to:	ENGlobal U.S., Inc..
ATTN: General Counsel
654 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060
Email address: tami.walker@englobal.com

Either party may change its address for notice hereunder by notice to the other party.

11.6         Assignment.  This Agreement and the rights, obligations and liabilities hereunder shall be binding upon and inure to the benefit of the successors and assignees of each of the parties hereto, but no rights, obligations or liabilities hereunder shall be assignable or delegable by any party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

11.7         No Third Parties.  This Agreement is not intended to, and shall not, create any rights in or confer any benefits upon any person other than the parties hereto and the Purchaser Indemnitees and the Seller Indemnitees.

11.8         Incorporation by Reference.  All Schedules and Exhibits to this Agreement constitute integral parts of this Agreement and are incorporated herein by this reference for all relevant purposes.  The Schedules have been separately compiled, and initialed by the undersigned representatives of Seller and Purchaser.

11.9         Counterparts, Faxes and Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.  A signature transmitted by facsimile or electronically shall have the same force and effect as an original signature.

11.10        Entire Agreement; Time is of the Essence.  This Agreement, together with the Schedules and Exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any contemporaneous or prior oral or written agreement or understanding, including the letter of intent, which shall terminate immediately, and be of no further force and effect, upon execution and delivery of this Agreement by the parties hereto.  Time is of the essence of this Agreement.

11.11        Interpretation.  The headings in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.  All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.  Each defined term identified herein with initial capital letters shall have the meaning ascribed to such term herein.  Each party agrees that the language and all parts of this Agreement shall be construed as a whole according to its fair meaning, and irrespective of any party or its counsel’s role in drafting this Agreement shall not be strictly construed for or against any party.  The parties acknowledge that each has reviewed this Agreement and has had the opportunity to have it reviewed by its attorney and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any part thereof or attachment thereto.

11.12        Survival of Representations and Covenants. All representations, warranties, covenants and agreements made in this Agreement shall survive the execution and delivery of this Agreement and the Closing of the transaction herein described until the expiration of two years following the date of Closing.  All statements contained in any certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Seller hereunder.

11.13        GOVERNING LAW.  All disputes relating to the execution, interpretation, construction, performance or enforcement of this Agreement and the rights and obligations of the parties hereto shall governed by the laws of the State of Texas, excluding it conflicts of laws provisions, and resolved in the State and Federal courts in Harris County, Texas.  Seller and Purchaser hereby consent to and waive any objections to venue and jurisdiction in such courts.

[Signature pages follow.]

EXECUTED by the duly authorized representatives of the parties to be effective as of the date first set forth above.

SELLER:
ENGlobal U.S., Inc.

By:  /s/ William A. Coskey
William A. Coskey
President and CEO

PURCHASER:

STEELE AND COMPANY LP

By:  Steele and Company GP, LLC, its
       general partner

By:   /s/ Brandon Steele
       Brandon T. Steele